EXHIBIT 2.2
AMENDMENT AND SETTLEMENT AGREEMENT
     This Amendment and Settlement Agreement is dated February 24, 2006, by and between 4279 Investments Ltd. (“4279 Investments”) and its subsidiaries listed on the signature page hereto and Cohesant Technologies Inc. (“COHT”) and its subsidiaries listed on the signature page hereto.
R E C I T A L S
     WHEREAS, 4279 Investments and its subsidiaries, pursuant to an Asset Purchase Agreement, dated August 12, 2005 (the “Purchase Agreement”), sold the assets of the Business (as defined in the Purchase Agreement”) to certain subsidiaries of COHT;
     WHEREAS, pursuant to Section 2.2 of the Purchase Agreement, the Purchasers are to make a payment to Sellers of the positive variance in the Final Determined Net Working Capital;
     WHEREAS, pursuant to Section 2.3 of the Purchase Agreement, the Sellers are obligated to repurchase certain receivables acquired by the Purchasers if they remain uncollected;
     WHEREAS, the parties further desire to settle all currently known disputes relating to Seller’s indemnification obligations under Section 8.2 of the Purchase Agreement, which are secured by the assets held under the Escrow Agreement, dated August 12, 2005 among the Purchasers, the Sellers and JP Morgan Trust Company, as Escrow Agent.
     NOW THEREFORE, in consideration of the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Payment to Sellers. Within two (2) business days of execution of this Amendment and Settlement Agreement, COHT will deliver to 4279 Investments $342,136 cash,

together with all rights to these receivables totaling $158,900 listed on Schedule A hereto. The payments and transfer hereunder is in full satisfaction of all rights and obligations under Sections 2.2 and 2.3 of the Purchase Agreement. 4279 Investments agrees to indemnify COHT and its officers and directors against any and all claims that may be brought by any of the debtors listed on Schedule A as counter or cross claims asserted in any action brought by 4279 Investments or its affiliates to collect the receivables listed on Schedule A.
     2. Release of Escrowed Shares to 4279 Investments. Upon execution of this Amendment and Settlement Agreement, the parties will provide written instruction to the Escrow Agent to release from the Escrow and to deliver to 4279 Investments Seventy Five Thousand (75,000) shares of COHT Common Stock.
     3. Payment to COHT. Upon execution of this Amendment and Settlement Agreement, the parties will provide written instructions to the Escrow Agent to release from the Escrow and to deliver to COHT $77,250 in cash and Seven Thousand Five Hundred (7,500) shares of COHT Common Stock. COHT will take all action necessary to have its transfer agent divide the certificate for the Escrowed Shares into two or more certificates to carry out the purpose of Section 2 and this Section 3 of this Amendment and Settlement Agreement. A certificate of 75,000 COHT shares shall be delivered to 4279 Investments, the 7,500 COHT shares delivered to COHT shall be deemed cancelled, and two certificate for 79,017 and 70,224 COHT shares, respectively, shall be delivered to the Escrow Agent.
     4. Amendment to Escrow Agreement.
          Section 8(a) of the Escrow Agreement is amended and restated to read as follows:
(a) the cash component of the Escrow Account and 79,017
of the Escrowed Shares in the Escrow Account, less any
portion thereof released pursuant to Section 3, will be
released to Sellers on February 28, 2007,

provided that there are no pending claims under the
Asset Purchase Agreement, and to the extent that there
are any such claims, a joint written instruction signed
by Morris Wheeler on behalf of the Purchasers and Stuart
McNeill on behalf of the Sellers will be provided prior
to February 28, 2007 to the Escrow Agent estimating the
amount of such pending claims, which amount shall be
held back pending resolution of such claims and the
balance of the cash component of the Escrow Account and
the balance of the 79,017 Escrowed Shares will be
released to the Sellers. In the event the Purchasers
and Sellers cannot agree on the amount of the pending
claims, Morris Wheeler, or his designee, on behalf of
the Purchasers will issue a claim notice and written
instruction prior to February 28, 2007 to the Escrow
Agent providing a reasonable estimate of the amount of
the pending claims, which amount shall be held back
pending resolution of such claims and the balance of the
cash component of the Escrow Account and the balance of
the 79,017 Escrowed Shares will be released to the
Sellers.
     5. Release. Upon its receipt of the payment referenced in Section 3 above, COHT, on behalf of itself and all of the Purchasers, does hereby release and discharge the Sellers from any and all claims, demands, charges and causes of actions of any nature whatsoever, which have arisen out of any known or previously identified breaches or alleged breaches of their representations and warranties made under the Purchase Agreement, provided that this release shall extend only to those matters of which COHT and/or Purchasers have actual knowledge, after reasonable inquiry, as of the date of this Amendment and Settlement Agreement. Notwithstanding the foregoing, specifically, this release shall not extend to (i) any claim that may hereafter arise with respect to any of the facts or matters identified on Schedule B hereto or (ii) to any claim based on a breach of Sellers’ representations and warranties based on facts that are discovered by COHT or any Purchaser after the date of this Amendment and Settlement Agreement. COHT expressly states that none of the items listed on Schedule B have yet, nor may ever, ripen into a claim for which indemnification may be sought under Section 8.2 of the Purchase Agreement. Moreover, except as to those matters listed on Schedule B, COHT has no knowledge of any fact (1) that causes any of Sellers’ warranties or representation under the Purchase Agreement to be incorrect or untrue or (ii) that gives rise to a claim by the Purchasers for indemnification under Section 8.2 of the Purchase Agreement.
     6. Use of the Five Year Escrowed Shares. Notwithstanding the provisions of Section 8.1 of the Purchase Agreement, Purchasers may satisfy any claim made under Section 8.2 of the Purchase Agreement against the remainder of the Escrowed Shares and all earnings thereon held by the Escrow Agent until August 12, 2010, the fifth anniversary of the Closing Date.
     7. Piggyback Registration Rights.
          A. If COHT at any time after the date hereof proposes to file a registration statement to register the offer and sale of shares of its Common Stock under the federal securities laws in connection with the public offering of such shares (whether for the account of COHT or one or more of its shareholders, but excluding any registration relating solely to the sale of such shares (i) to participants in an employees stock plan, (ii) to cover employee or director options outstanding, or (iii) in connection with a merger, consolidation, or asset acquisition), 4279 Investments and any of its affiliates to whom the COHT shares are transferred (collectively, the “Canadian Shareholders”) shall be entitled to participate in any registration of the offer and sale of such shares and to include any of their COHT Shares in the registration statement as provided below.
          B. If COHT desires to have the offering to which the registration relates treated as an underwritten offering, the Canadian Shareholders shall enter into an underwriting agreement in customary and reasonable form with the representatives of the underwriter or underwriters selected by COHT. The Canadian Shareholders further agree, as a condition to participation in the underwritten offering, to agree to a lockup of their respective shares not included in the offering, in the event it is request to do so by the managing underwriter(s), for such period not to exceed 180 days following the offering as all executive officers and directors of COHT shall also agree. None of the Canadian Shareholders shall be required to make any representations or warranties to or agreements with COHT or the underwriters other than representations, warranties and agreements regarding ownership of the Cohesant Shares owned by such persons and their intended method of distribution or any other representation required by law. If any Canadian Shareholder disapproves of the terms of the underwriting it may withdraw therefrom by written notice to COHT and the underwriter’s representatives within fifteen days after the form of the underwriting agreement is presented to the Canadian Shareholders, and the Canadian Shareholder’s Cohesant Shares shall be simultaneously withdrawn from registration and the offering.
          C. COHT shall give 4279 Investments and its affiliates fifteen days written notice of the number of shares COHT intends to offer in the registered offering and the date by which such parties must give written notice of the number of Cohesant Shares it or they desire to have included in the registration statement covering the contemplated public offering. 4279 Investments or its affiliates’ failure to give such written notice to COHT by such date shall disqualify such party from participating further in such registration and offering (but not subsequent registrations and underwritings). After determining the total number of shares COHT and others desire to include in the registration statement covering the contemplated public offering, if the registration is to be underwritten and if the underwriter’s representatives reasonably determine that market factors require a limitation on the total number of shares to be underwritten, then to the extent required by such limitation, the Canadian Shareholders agree that their participation in COHT’s registration and offering shall be subject to a pro rata reduction (as among all persons, other than COHT) in proportion to the number of shares each such shareholder requested to be included in the registration). In connection with any registration, each participant shall bear its pro rata share of all underwriting commissions and discounts. COHT will pay all other costs incurred in connection with filing any such registration.
          D. The registration rights of the Canadian Shareholders provided herein shall terminate at such time as the Canadian Shareholders are able to dispose of all of the Cohesant Shares received under the Purchase Agreement pursuant to the provisions of Rule 144(k) promulgated by the Securities and Exchange Commission.
          8. Distribution of COHT Shares held by 4279 Investments. Upon receipt of the legal opinion from counsel to 4279 Investments that 4279 Investments may distribute its Cohesant Shares to its partners without registration under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to an exemption from the registration requirements of the 1933 Act, COHT agrees that it will instruct its transfer agent to permit such distribution and transfer. Further, COHT agrees that it will respect the opinion of such counsel that such partners may “tack” the holding period of 4279 Investments for purposes of Rule 144 promulgated under the 1933 Act.
     9. Not an Executive Officer or Key Employee of Cohesant. COHT acknowledges that, as of the date of this Agreement, no officer, director or shareholder of 4279 Investments or any of its subsidiaries is an executive officer or key employee of COHT for purposes of determining affiliate status pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.
     10. Definitions. The capitalized terms used in this Amendment and Settlement Agreement shall have meaning ascribed to such terms in the Purchase Agreement.
     11. Full Force and Effect. Each party acknowledges and agrees that, except as set forth herein, the Purchase Agreement and the Escrow Agreement remain in full force and effect without modification.
     12. Governing Law. This instrument shall be governed by the law of the State of Delaware.
     13. Counterparts. This instrument may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have caused this Amendment and Settlement Agreement to be signed on their respective behalf by their respective duly authorized officers as of the date written above.

COHESANT TECHNOLOGIES INC

By:	/s/ Morris H. Wheeler
Name:	Morris H. Wheeler
Title:	CEO

CIPAR, INC.
CURAFLO LTD. OF BRITISH COLUMBIA, LTD.
COHESANT INFRASTRUCTURE PROTECTION AND RENEWAL OF CANADA LTD

By:	/s/ Morris H. Wheeler
Name:	Morris H. Wheeler
Title:	Chairman

SELLERS:

4279 INVESTMENTS LTD.

By:	/s/ Craig Rademaker
And:	/s/ Brian LeMaire
And:	/s/ Stewart McNeill

CURAFLO TECHNOLOGIES INC.

By:	/s/ Brian LeMaire
Title:	Director

CURALEASE LTD.

By:	/s/ Brian LeMaire
Title:	Director

CURAFLO TECHNOLOGIES (CANADA) INC.

By:	/s/ Brian LeMaire
Title:	Director

CURAFLO OF BC INC. (dba West Coast Pipe Restoration)

By:	/s/ Brian LeMaire
Title:	Director

CURAFLO TECHNOLOGIES (USA) INC.

By:	/s/ Brian LeMaire
Title:	Director

CURAFLO OF THE SILICON VALLEY, INC.

By:	/s/ Brian LeMaire
Title:	Director

Solely as to Section 4 hereof.

JP MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

By:
Its: